Exhibit 99.1

Contact:	Charles L. Dunlap, CEO
Gregory J. Pound, COO
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES THE SALE OF ITS 50% INTEREST IN BOSTCO TO

KINDER MORGAN ENERGY PARTNERS, L.P.

Wednesday, January 4, 2012	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced the sale of its 50% interest in the previously announced Battleground Oil Specialty Terminal Company LLC (BOSTCO) project to a subsidiary of Kinder Morgan Energy Partners, L.P., or Kinder Morgan.  TLP received cash consideration equal to its investment plus a transferrable option to buy 50% of Kinder Morgan’s interest at any time prior to January 20, 2013.

The BOSTCO project intends to design and develop a new, approximately $430 million oil terminal located on the Houston Ship Channel. The initial phase of the project currently includes construction of 52 storage tanks that will have a capacity of 6.6 million barrels for handling residual fuel, feedstocks, distillates and other black oils.  Terminaling services agreements and/or letters of intent have been executed with customers for almost all of the capacity.  The project will include one of the deepest vessel drafts in the Houston Ship Channel and be well positioned to participate in the growing trend of exporting petroleum related products overseas.

As previously announced, we sold a 50% interest in the BOSTCO project to Kinder Morgan on October 18, 2011.  As previously disclosed, Morgan Stanley, which indirectly controls our general partner, informed us in October 2011 that it would not, for the foreseeable future, approve our continued participation in the BOSTCO project at such time as the Phase I construction is commenced.  It was as a result of this development that we decided to sell our remaining 50% interest in the BOSTCO project to Kinder Morgan.  At this time we are unable to predict whether we will exercise the purchase option.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission on March 10, 2011 and November 8, 2011, respectively.

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1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com